CACI Reports Fiscal 2009 First Quarter Results

Diluted earnings per share increased 14.6 percent to $0.69
Operating income increased 19.1 percent to $41.3 million
Contract funding orders totaled a record $943 million
Revenue increased 18.3 percent to $654.8 million
Organic revenue growth of 10.8 percent
Reaffirms Fiscal 2009 annual guidance

Arlington, Va., October 28, 2008 – CACI International Inc (NYSE: CAI), a leading professional services and information technology solutions provider to the federal government, announced results today for its first fiscal quarter ended September 30, 2008. CACI provides innovative solutions to meet America’s needs in national defense, intelligence, homeland security, and the improvement of government services, and is a leading strategic consolidator in its market space.

First Quarter Results

For the first quarter of Fiscal Year 2009 (FY09), we reported revenue of $654.8 million, up 18.3 percent over first quarter of Fiscal Year 2008 (FY08) revenue of $553.6 million. The increase in revenue during the quarter was driven by organic growth of 10.8 percent and acquired revenue. Operating income for the quarter was $41.3 million, up 19.1 percent compared with operating income of $34.7 million in the year earlier quarter. The operating margin was 6.3 percent, equal to the first quarter of FY08. Income before taxes for the quarter was $35.6 million, 20.5 percent higher than what was reported in the first quarter of FY08. Our tax rate increased to 41.0 percent from 38.0 percent in the year earlier quarter. During the first quarter of FY09, our tax rate was negatively impacted by non-deductible losses on assets invested in our deferred compensation plan. Net income for the first quarter was $21.0 million, or $0.69 per diluted share, up 14.8 percent compared with $18.3 million, or $0.60 per diluted share, for the first quarter of FY08. Operating cash flow in the quarter was $15.6 million compared with $23.4 million in the year earlier quarter. Days sales outstanding at the end of the quarter were 62 compared with 68 days at the end of the first quarter of FY08. Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure, were $53.3 million in the quarter, an increase of 17.4 percent over EBITDA of $45.4 million in the first quarter of FY08. The EBITDA margin, a non-GAAP measure, was 8.1 percent compared with 8.2 percent in the year earlier quarter.

First Quarter Highlights

Major highlights and accomplishments during the first quarter of FY09 include:

•
Contract funding orders totaling a record $943 million, a 33 percent increase over the first quarter of FY08. Funded backlog of approximately $1.7 billion, a 22 percent increase over the first quarter of FY08.

•
A prime position on a five-year multiple award contract with a ceiling value of $260 million to support the Department of Defense (DoD) Business Transformation Agency in the area of thought leadership and change management.

•	Additional contract awards with an estimated value of $989 million, including:

o	Approximately $406 million in awards to support the Intelligence Community

o
A five-year, single award prime task order of $150 million by the U.S. Navy’s Naval Sea Systems Command to modernize maintenance applications used at shipyards and maintenance centers through information technology upgrades and software development

o	Awards on the Strategic Services Sourcing (S3) contract vehicle with the U.S. Army totaling $187 million. Since March 2006, we have been awarded over $1.5 billion in task orders on this vehicle
•	Intelligence Community revenue 40 percent higher than the first quarter of FY08, growing to 37 percent of our revenue for the quarter compared to 31 percent a year ago.
•	An increase in the size of our revolving credit facility to $240 million. In addition, we extended the expiration date of the revolving facility to May 2011.
•
Publication of “Dealing with Today’s Asymmetric Threat to U.S. and Global Security,” the results of a May 2008 symposium co-sponsored by CACI and the National Defense University. The first of three symposia that we are co-sponsoring, the event gathered the best minds in national security to initiate a critically needed dialogue on developing a new, integrated, and long-term strategy for countering global terrorism. The second symposium, held on October 21st and co-sponsored by the U.S. Naval Institute, focused on optimizing the United States’ ability to integrate, apply, and sustain soft power capabilities against asymmetric threats.

CEO Commentary

Commenting on the results, Paul Cofoni, CACI’s President and CEO, said, “We are very pleased with our solid first quarter financial performance. We delivered our third consecutive quarter of double-digit growth in operating income, net income and earnings per share along with our fifth consecutive quarter of double-digit organic revenue growth. We continue to have excellent operating cash flow and strong cash collections, helping us to maintain a sound balance sheet and good creditworthiness. Contract funding increased to a record level that is by far the largest amount of quarterly funding orders we have received in our 47 years of business, and which puts our funded backlog at an all-time high. At the same time, contract awards totaled nearly $1 billion. We also continue to hire high-quality professionals at an excellent rate to support our clients’ critical missions. Our performance in the quarter validates our strategy of aligning our core competencies and solutions with national security priorities, and reflects the confidence of our government customers in our ability to meet and fulfill their critical needs.

“Our positive operating trends and financial results provide us with a solid foundation for the remainder of FY09 and beyond. We are increasing our capabilities in intelligence, security services, cyber security, and soft power to help our clients meet the long-term challenges of national security. Because of our strong positioning in these key national security areas and our strong fundamentals, our growth prospects are very promising, notwithstanding this period of economic uncertainty and political transition. We remain committed to meeting our long-term financial goals of achieving at least eight to ten percent organic revenue growth and at least 15 percent net income growth.”

CACI Reaffirms its FY09 Guidance

We are reaffirming our Fiscal Year 2009 (FY09) guidance. The table below summarizes the guidance ranges for FY09:

(In millions except for earnings per share)	Fiscal Year 2009
Revenue	$2,550 - $2,650
Net income	$89.8 - $96.0
Diluted earnings per share	$2.90 - $3.10
Diluted weighted average shares	31.0

These amounts do not include any contributions from future acquisitions.

This guidance represents our views as of October 28, 2008. Investors are reminded that actual results may differ from these estimates for the reasons described below and in our filings with the Securities and Exchange Commission.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Wednesday, October 29th, during which members of our senior management team will be making a brief presentation focusing on first quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 1-877-879-6207 and enter the confirmation code 4656539. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Wednesday, October 29th, and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

About CACI

CACI International Inc provides the professional services and IT solutions needed to prevail in today’s defense, intelligence, homeland security and federal civilian government arenas. We deliver enterprise IT and network services; data, information, and knowledge management services; business system solutions; logistics and material readiness; C4ISR integration services; information assurance, information operations, and cyber security services; integrated security and intelligence solutions; and program management and SETA support services. CACI services and solutions help our federal clients provide for national security, improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. We add value to our clients’ operations, increase their skills and capabilities, and enhance their missions. CACI is a member of the Fortune 1000 Largest Companies of 2007 and the Russell 2000 index. CACI provides dynamic careers for approximately 12,300 employees working in over 120 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; and (iv) accounting for convertible debt instruments; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

# # #

Corporate Communications and Media:	Investor Relations:
Jody Brown, Executive Vice President, Public Relations	David Dragics, Senior Vice President, Investor Relations
(703) 841-7801, jbrown@caci.com	(866) 606-3471, ddragics@caci.com

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended
	9/30/2008	9/30/2007	% Change
Revenue	$654,760	$553,580	18.3%
Costs of revenue
Direct costs	443,545	372,398	19.1%
Indirect costs and selling expenses	157,871	135,757	16.3%
Depreciation and amortization	12,026	10,746	11.9%
Total costs of revenue	613,442	518,901	18.2%
Operating income	41,318	34,679	19.1%
Interest expense and other, net	5,740	5,152	11.4%
Income before income taxes	35,578	29,527	20.5%
Income taxes	14,587	11,235	29.8%
Net income	$20,991	$18,292	14.8%

Basic earnings per share	$0.70	$0.61	14.3%
Diluted earnings per share	$0.69	$0.60	14.6%

Weighted average shares used in per share computations:
Basic	30,103	29,993
Diluted	30,567	30,518

Statement of Operations Data (Unaudited)

	Quarter Ended
	9/30/2008	9/30/2007
Operating income margin	6.3%	6.3%
Tax rate	41.0%	38.0%
Net income margin	3.2%	3.3%

EBITDA*	$53,344	$45,425
EBITDA margin*	8.1%	8.2%

*See Reconciliation of Net Income and Earnings before Interest, Taxes,
Depreciation and Amortization on page 9.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	9/30/2008	6/30/2008
ASSETS:
Current assets
Cash and cash equivalents	$111,967	$120,396
Accounts receivable, net	445,806	441,732
Prepaid expenses and other current assets	41,188	40,697
Total current assets	598,961	602,825

Goodwill and intangible assets, net	1,180,953	1,193,500
Property and equipment, net	24,051	25,361
Other long-term assets	78,755	80,967
Total assets	$1,882,720	$1,902,653

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$3,549	$3,549
Accounts payable	76,430	74,175
Accrued compensation and benefits	110,574	126,649
Other accrued expenses and current liabilities	83,207	85,897
Total current liabilities	273,760	290,270

Long-term debt, net of current portion	637,506	639,074
Other long-term liabilities	55,781	55,424
Total liabilities	967,047	984,768

Shareholders' equity	915,673	917,885
Total liabilities and shareholders' equity	$1,882,720	$1,902,653

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Three Months Ended
	9/30/2008	9/30/2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,991	$18,292
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	12,026	10,746
Amortization of deferred financing costs	632	610
Stock-based compensation expense	5,144	5,707
Provision (benefit) for deferred income taxes	4,093	(1,149)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(9,857)	(26,995)
Prepaid expenses and other current assets	(1,339)	(4,659)
Accounts payable and accrued expenses	1,163	9,410
Accrued compensation and benefits	(21,151)	(2,556)
Income taxes receivable and payable	3,782	9,352
Other liabilities	164	4,630
Net cash provided by operating activities	15,648	23,388

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,347)	(3,890)
Purchases of businesses, net of cash acquired	-	(51,948)
Other	(644)	(204)
Net cash used in investing activities	(2,991)	(56,042)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under credit facilities	(887)	(1,092)
Proceeds from employee stock purchase plans	2,871	1,415
Proceeds from exercise of stock options	97	901
Purchase of common stock	(20,936)	(949)
Other	(1,156)	(141)
Net cash (used in) provided by financing activities	(20,011)	134
Effect of exchange rate changes on cash and cash equivalents	(1,075)	300
Net decrease in cash and cash equivalents	(8,429)	(32,220)
Cash and cash equivalents, beginning of period	120,396	285,682
Cash and cash equivalents, end of period	$111,967	$253,462

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2008		9/30/2007		$ Change	% Change
Department of Defense	$492,961	75.3%	$405,797	73.3%	$87,164	21.5%
Federal Civilian Agencies	131,831	20.1%	117,299	21.2%	14,532	12.4%
Commercial	24,684	3.8%	25,903	4.7%	(1,219)	-4.7%
State and Local Governments	5,284	0.8%	4,581	0.8%	703	15.3%
Total	$654,760	100.0%	$553,580	100.0%	$101,180	18.3%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2008		9/30/2007		$ Change	% Change
Time and materials	$324,101	49.5%	$293,153	53.0%	$30,948	10.6%
Cost reimbursable	193,651	29.6%	144,191	26.0%	49,460	34.3%
Fixed price	137,008	20.9%	116,236	21.0%	20,772	17.9%
Total	$654,760	100.0%	$553,580	100.0%	$101,180	18.3%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2008		9/30/2007		$ Change	% Change
Prime	$537,671	82.1%	$460,247	83.1%	$77,424	16.8%
Subcontractor	117,089	17.9%	93,333	16.9%	23,756	25.5%
Total	$654,760	100.0%	$553,580	100.0%	$101,180	18.3%

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2008	9/30/2007	$ Change	% Change
Contract Funding Orders	$943,122	$709,361	$233,761	33.0%

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)
We are presenting organic revenue growth to reflect the effect of acquisitions on total revenue growth. Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth. All remaining revenue growth is considered organic. We believe that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of our core business. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	9/30/2008	9/30/2007	% Change	9/30/2008	9/30/2007	% Change
Revenue, as reported	$654,760	$553,580	18.3%	$2,521,717	$2,023,929	24.6%
Less:
Acquired revenue	41,363	-		228,587	-
Organic revenue	$613,397	$553,580	10.8%	$2,293,130	$2,023,929	13.3%

Reconciliation of Net Income and Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)
(Unaudited)
EBITDA, a measure used by management to evaluate operating performance, is defined by us as GAAP net income plus net interest expense, income taxes, and depreciation and amortization, as shown on our Condensed Consolidated Statements of Operations. We believe that this non-GAAP measure is a valuable indicator of our operating performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies, but EBITDA as defined by us may not be computed in the same manner as similarly titled measures used by other companies. The EBITDA margin is EBITDA divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended
(dollars in thousands)	9/30/08	9/30/07	% Change
Net Income, as reported	$20,991	$18,292	14.8%
Plus:
Income taxes	14,587	11,235	29.8%
Interest expense, net	5,740	5,152	11.4%
Depreciation and amortization	12,026	10,746	11.9%
EBITDA	$53,344	$45,425	17.4%

	Quarter Ended
(dollars in thousands)	9/30/08	9/30/07	% Change
Revenue, as reported	$654,760	$553,580	18.3%
EBITDA	$53,344	$45,425	17.4%
EBITDA margin	8.1%	8.2%